Exhibit 5.1

MASLON EDELMAN BORMAN & BRAND LLP

October 18, 2012

BioDrain Medical, Inc.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

Re:	Amendment No. 2 to Registration Statement on Form S-1 (Securities and Exchange Commission File No. 333-179145) (the “Amendment”)

Ladies and Gentlemen:

We have acted as counsel for BioDrain Medical, Inc., a Minnesota corporation (the “Company”) in connection with the Company’s filing of the Amendment relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the resale by the selling stockholders named therein (the “Selling Stockholders”) of an aggregate of 87,703,769 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of which 45,040,769 are issued and outstanding on the date hereof (the “Original Shares”) and up to an aggregate 42,663,000 shares (the “Conversion Shares”) are issuable upon the conversion of the convertible promissory notes of the Company held by the Selling Stockholders (the “Notes”).

In connection with rendering this opinion, we have reviewed the following:  (i) the Company’s articles of incorporation, as amended to date; (ii) the Company’s bylaws in effect on the date hereof; (iii) the Notes; (iv) certain resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the Shares and the Notes; and (v) such other documents, certificates and records as we deemed necessary or appropriate as a basis for the opinions expressed herein.

Based upon the following and upon the representations and information provided by the Company, we hereby advise you that, in our opinion:

1.	The Original Shares have been duly authorized and are validly issued, fully paid and nonassessable; and

2.	The Conversion Shares have been duly authorized and the Conversion Shares, when issued upon conversion of the Notes in accordance with the terms of the Notes upon the satisfaction of conditions set forth therein, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to our firm under the caption “Validity of Common Stock” included in the Amendment and the related Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Amendment in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We also consent to the reference to our name under the caption “Validity of Common Stock” in the prospectus filed as part of the Amendment. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Maslon Edelman Borman & Brand

MASLON EDELMAN BORMAN & BRAND, LLP